PROVIDENT MUTUAL FUNDS, INC.
SECOND AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the 11th day of December, 2018, to the Transfer Agent Servicing Agreement dated as of August 27, 2012, (the “Agreement”), is entered into by and between PROVIDENT MUTUAL FUNDS, INC., a Wisconsin corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement as set forth below; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

1.	Section 12. Term of Agreement; Amendment is hereby superseded and replaced in its entirety with the following:

Section 12.  Term of Agreement; Amendment
This Agreement is effective as of October 1, 2018 and will continue in effect for a period of one (1) years.  Subsequent to the end of the one (1) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach by the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROVIDENT MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James Daley	By: /s/ Anita M. Zagrodnik

Name: James Daley	Name: Anita M. Zagrodnik

Title: Chief Compliance Officer	Title: Senior VP 12/13/18